Exhibit 10.38

Named Executive Officer Compensation Information – 2012 Salaries and Target Bonus Percentages

The table below provides information regarding the annual base salaries and target bonus percentages for the Company’s 2011 named executive officers currently employed by the Company for the 2012 performance period:

Named Executive Officer	2012 Annual Base Salary	2012 Target Bonus Percentage (1)
Ronald W. Barrett, PhD Chief Executive Officer	$469,985	90%
William G. Harris Senior Vice President of Finance and Chief Financial Officer	$360,190	40%
Vincent J. Angotti Senior Vice President, Chief Commercialization Officer	$416,009	40%
Gianna M. Bosko Senior Vice President, Chief Administrative Officer and General Counsel	$337,020	40%
David R. Savello, PhD Senior Vice President of Development Operations	$360,717	40%

(1)	Represents a percentage of 2012 annual base salary pursuant to the terms and conditions of the XenoPort, Inc. Corporate Bonus Plan.